UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 16, 2010

Orange 21 Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51071	33-0580186
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Las Palmas Drive, Carlsbad, California	92011
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (760) 804-8420

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 16, 2010, Orange 21 Inc. (the “Company”) and its subsidiary, Orange 21 Europe S.r.l., entered into a Master Agreement with Stefano Lodigiani, an individual, Claudio Marcassa, an individual, Nomec 92 S.r.l. and Greencube S.r.l. (collectively, the “Purchasers”), pursuant to which the Company agreed to sell 90% of the capital stock that it holds in its wholly-owned subsidiary, LEM, S.r.l. (“LEM”), to the Purchasers in exchange for €15,000 ( US$19,991 as of December 16, 2010). The sale will be effective on December 31, 2010. The Company will continue to hold a 10% interest in LEM following the sale. LEM is currently and will continue to be one of the Company’s manufacturers of sports eye glasses. Messrs. Lodigiani and Marcassa are employees of LEM.

The Master Agreement provides that the Company will purchase a minimum amount of certain goods or services from LEM during fiscal years 2011 and 2012, subject to the continued employment of Messrs. Lodigiani and Marcassa by LEM. The minimum amount for fiscal 2011 is at least €3,717,617 (US$4,954,468 as of December 16, 2010). The minimum amount for fiscal 2012 is at least €1,858,808 (US$2,477,233 as of December 16, 2010).

A copy of the press release announcing the sale of LEM is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated December 22, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2010	Orange 21 Inc.

	By:	/s/ A. Stone Douglass
A. Stone Douglass
Chief Executive Officer